sExhibit 99.1

The TJX Companies, Inc. Reports Strong Q1 FY14 EPS, Up 13% Over 41% Adjusted EPS Growth Last Year

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 21, 2013--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended May 4, 2013. Net sales for the first quarter of Fiscal 2014 increased 7% to $6.2 billion. Consolidated comparable store sales for the quarter increased 2% over last year’s reported 8% increase. Net income for the first quarter was $453 million. First quarter diluted earnings per share were $.62, a 13% increase over last year’s $.55, which represented a 41% increase over the prior year’s adjusted EPS.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “We are very pleased with our first quarter results, especially as they were achieved over the highest year-over-year comparisons for quarterly comp sales and EPS growth of this year. Consolidated comparable store sales increased 2% over an 8% reported increase last year and earnings per share grew 13% over last year’s adjusted 41% increase. We believe the flexibility of our business model allowed us to achieve this growth despite the unfavorable weather patterns across most of our regions for much of the quarter. Flowing the right merchandise at the right time continued to be key to strong merchandise margins. The second quarter is off to a strong start and we are in an excellent position to buy into the enormous opportunities for quality merchandise that we are seeing in the marketplace. Longer term, we remain very confident in our continued ability to grow sales and profitability as we are well on the road to being a $40 billion-plus company!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2014	FY2013	FY2014	FY2013
In the U.S.:
Marmaxx[4,5]	+1%	+8%	$4,136	$3,889
HomeGoods	+7%	+9%	$690	$596
International:
TJX Canada	-1%	+6%	$645	$640
TJX Europe	+4%	+13%	$719	$673

TJX	+2%	+8%	$6,190	$5,798

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5Net Sales for FY2014 include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth in the first quarter of Fiscal 2014 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 per share negative impact on first quarter Fiscal 2014 earnings per share, compared with a $.01 per share negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, www.tjx.com.

Margins

For the first quarter of Fiscal 2014, the Company’s consolidated pretax profit margin was 11.8%. This was flat to last year’s first quarter margin, in which the consolidated pretax profit margin increased significantly by 2.2 percentage points over the prior year’s adjusted margin.

The gross profit margin for the first quarter of Fiscal 2014 was 28.4%, 0.2 percentage points above last year’s very strong margin. This increase was primarily driven by strong merchandise margin improvement.

Selling, general and administrative costs as a percent of sales were 16.5% in the first quarter, a 0.3 percentage point increase over last year’s ratio primarily due to increased marketing spending and the impact of the Company’s e-commerce businesses.

Inventory

Total inventories as of May 4, 2013, were $3.1 billion, compared with $2.9 billion at the end of the first quarter last year. Consolidated inventories on a per-store basis, including the distribution centers, but excluding the Company's e-commerce businesses, at May 4, 2013, were down 3%. The Company enters the second quarter with excellent inventory levels and in a great position to buy into the enormous opportunities it is seeing in the marketplace for quality merchandise.

Shareholder Distributions

During the first quarter, the Company repurchased a total of $300 million of TJX stock, retiring 6.5 million shares. The Company continues to expect to repurchase approximately $1.3 billion to $1.4 billion of TJX stock in Fiscal 2014. The Company may adjust the amount of this spending up or down depending on various factors. Additionally, the Company increased its dividend by 26% in the first quarter, as it remains committed to returning cash to its shareholders while reinvesting in the business to support the near- and long-term growth of TJX.

Second Quarter and Full Year Fiscal 2014 Outlook

For the second quarter of Fiscal 2014, the Company expects diluted earnings per share to be in the range of $.61 to $.63, which would represent a 9% to 13% increase over last year’s $.56 per share. This outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

For the fiscal year ending February 1, 2014, the Company is narrowing its expected range for diluted earnings per share to $2.70 to $2.78 versus $2.55 in Fiscal 2013. Excluding the approximately $.08 benefit from the 53rd week in the Company’s Fiscal 2013 calendar, this guidance would represent a 9% to 13% increase over the adjusted $2.47 in Fiscal 2013. This outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

The Company’s earnings guidance for the second quarter and full year Fiscal 2014 assumes that currency exchange rates will remain unchanged from current levels.

Stores by Concept

During the first quarter ended May 4, 2013, the Company increased its store count by a net of 50 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations		Gross Square Feet*
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,036	1,047	30.2	30.5
Marshalls	904	911	28.0	28.2
HomeGoods	415	426	10.4	10.7
Sierra Trading Post	4	4	0.1	0.1
TJX Canada:
Winners	222	226	6.5	6.6
HomeSense	88	89	2.1	2.1
Marshalls	14	21	0.5	0.7
TJX Europe:
T.K. Maxx	343	352	10.8	11.1
HomeSense	24	24	0.5	0.5

TJX	3,050	3,100	89.1	90.4

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 1,047 T.J. Maxx, 911 Marshalls, 426 HomeGoods and 4 Sierra Trading Post stores as well as SierraTradingPost.com in the United States; 226 Winners, 89 HomeSense, and 21 Marshalls stores in Canada; and 352 T.K. Maxx and 24 HomeSense stores in Europe. TJX’s press releases and financial information are also available at www.tjx.com.

Fiscal 2014 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s first quarter Fiscal 2014 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 28, 2013, or at www.tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in the attached appendix. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational expansion and management of large size and scale; customer trends and preferences; market, banner, geographic and category expansion; marketing, advertising and promotional programs; competition; personnel recruitment and retention and costs of labor; global economic conditions and consumer spending; data security; information systems and new technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; acquisitions, business investments and divestitures; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended
	May 4, 2013	April 28, 2012

Net sales	$6,189,609	$5,798,086

Cost of sales, including buying and occupancy costs	4,433,533	4,165,728
Selling, general and administrative expenses	1,018,909	942,126
Interest expense, net	5,282	8,827

Income before provision for income taxes	731,885	681,405
Provision for income taxes	278,995	262,205

Net income	$452,890	$419,200

Diluted earnings per share	$0.62	$0.55

Cash dividends declared per share	$0.145	$0.115

Weighted average common shares – diluted	732,555	756,016

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	May 4, 2013	April 28, 2012

ASSETS
Current assets:
Cash and cash equivalents	$1,989.8	$1,563.7
Short-term investments	238.0	174.9
Accounts receivable and other current assets	549.1	474.9
Current deferred income taxes, net	107.7	108.5
Merchandise inventories	3,091.5	2,909.8

Total current assets	5,976.1	5,231.8

Property and capital leases, net of depreciation	3,273.3	2,827.7
Other assets	278.0	263.6
Goodwill and tradename, net of amortization	313.0	180.0

TOTAL ASSETS	$9,840.4	$8,503.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,846.6	$1,757.9
Accrued expenses and other current liabilities	1,652.0	1,393.8

Total current liabilities	3,498.6	3,151.7

Other long-term liabilities	936.8	862.2
Non-current deferred income taxes, net	368.2	382.9
Long-term debt	1,274.1	774.5

Shareholders’ equity	3,762.7	3,331.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,840.4	$8,503.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	13 Weeks Ended
	May 4, 2013	April 28, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$452.9	$419.2
Depreciation and amortization	130.5	120.6
Deferred income tax provision	8.7	10.9
Share-based compensation	16.5	14.3
(Increase) decrease in accounts receivable and other assets	(5.4)	6.1
(Increase) decrease in merchandise inventories	(84.9)	57.5
(Decrease) increase in accounts payable	(79.0)	100.9
(Decrease) in accrued expenses and other liabilities	(148.5)	(15.3)
Other	(10.1)	(9.6)

Net cash provided by operating activities	280.7	704.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(238.5)	(254.3)
Purchases of short-term investments	(80.7)	(92.9)
Sales and maturities of short-term investments	75.0	15.4
Other	2.6	0.2
Net cash (used in) investing activities	(241.6)	(331.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	499.6	-
Payments for repurchase of common stock	(302.6)	(297.3)
Proceeds from sale and issuance of common stock	34.7	28.3
Cash dividends paid	(83.2)	(70.8)
Other	10.6	8.0
Net cash provided by (used in) financing activities	159.1	(331.8)

Effect of exchange rate changes on cash	(20.4)	15.4

Net increase in cash and cash equivalents	177.8	56.6
Cash and cash equivalents at beginning of year	1,812.0	1,507.1

Cash and cash equivalents at end of period	$1,989.8	$1,563.7

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended
	May 4, 2013	April 28, 2012
Net sales:
In the United States:
Marmaxx	$4,135,749	$3,889,058
HomeGoods	689,530	595,722
TJX Canada	645,496	640,209
TJX Europe	718,834	673,097
Total net sales	$6,189,609	$5,798,086

Segment profit:
In the United States:
Marmaxx	$634,300	$604,628
HomeGoods	89,063	69,433
TJX Canada	74,306	71,065
TJX Europe	16,364	11,729
Total segment profit	814,033	756,855

General corporate expenses	76,866	66,623
Interest expense, net	5,282	8,827
Income before provision for income taxes	$731,885	$681,405

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the first quarter ended May 4, 2013, TJX repurchased 6.5 million shares of its common stock at a cost of $300 million. On February 5, 2013 the Board of Directors approved an additional $1.5 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  On December 21, 2012 TJX purchased Sierra Trading Post (STP), an off-price internet retailer, for approximately $200 million, which is subject to customary post-closing adjustments. The operating results of STP since the date of acquisition are not material and have been included with our Marmaxx segment.
  On May 2, 2013 TJX issued $500 million of 2.50% ten year notes. The Company intends to use the proceeds from the notes offering for working capital and other general corporate purposes.

The TJX Companies, Inc.
Reconciliation of GAAP and Non-GAAP measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. The tables below provide supplemental non-GAAP financial data and corresponding reconciliations to GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Results for Q1 FY12 reflect expenses related to the A.J. Wright consolidation, including closing costs and additional operating losses related to the closure of A.J. Wright stores not closed in Q4 FY11, the costs related to the conversion of the former A.J. Wright stores to other TJX banners and the costs related to grand re-opening events when the stores re-opened. The following tables show the reconciliation between Q1 GAAP measures and the adjusted non-GAAP measures which exclude these items.

Reconciliation of Earnings Per Share from Continuing Operations

	First Quarter
	FY2014	FY2013	FY2012

Reported EPS	$0.62	$0.55	$0.34
Y/Y Growth	13%	62%
Adjusted for non-operating items:
Impact of A.J. Wright Store Closing	-	-	$0.04
Store Conversion/Grand Re-Openings Costs	-	-	$0.02
Adjusted EPS from continuing operations	$0.62	$0.55	$0.39
Y/Y Growth (Adjusted Basis)	13%	41%

Reconciliation of Expense Ratios and Pre-Tax Margin

US$ in Millions	Q1 Fiscal 2014		Q1 Fiscal 2013		Q1 Fiscal 2012			Q1 Fiscal 2012
	As Reported		As Reported		As Adjusted			As Reported
		% to		% to		% to			% to
	$'s	net sales	$'s	net sales	$'s	net sales	Adjustments	$'s	net sales

Net Sales	$6,190		$5,798		$5,211		$(9)	$5,220

Cost of sales including buying
and occupancy costs	4,434	71.6%	4,166	71.8%	3,811	73.1%	(16)	3,827	73.3%
Gross Profit Margin		28.4%		28.2%		26.9%			26.7%

Selling, general and administrative
expenses	1,019	16.5%	942	16.2%	892	17.1%	(62)	954	18.3%

Interest expense, net	5	0.1%	9	0.2%	9	0.2%	0	9	0.2%

Income before taxes	$732	11.8%	$681	11.8%	$499	9.6%	$69	$430	8.2%

Note: Figures may not foot due to rounding.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323